                           EXHIBIT 11
          FORT WAYNE NATIONAL CORPORATION AND SUBSIDIARIES
           STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)
                               Three Months       Six Months
                               Ended June 30    Ended June 30
                             ________________  ________________
                               1996    1995      1996    1995
                             _______  _______  _______  _______
                            (In thousands, except per share data)
PRIMARY
Average shares outstanding    11,585   11,450   11,514   11,474
Net effect of dilutive
  stock options -- based on
  the treasury stock method
  using average market price      61       30       57       18
                             _______  _______  _______  _______
                      TOTAL   11,646   11,480   11,571   11,492
                             =======  =======  =======
=======
Net income                   $ 7,175  $ 6,622  $14,066  $12,843
Preferred stock dividends        185       --      185       --
                             -------  -------  -------  -------
Net income applicable to
  common stock               $ 6,990  $ 6,622  $13,881  $12,843
                             =======  =======  =======
=======
Earnings per common share
  and common share
  equivalents                $   .58  $   .58  $  1.12  $  1.12
                             =======  =======  =======
=======

FULLY DILUTED
Average shares outstanding     11,585   11,450   11,514   11,474
Net effect of conversion
  of preferred stock              328       --      164       --
Net effect of dilutive
  stock options -- based on
  the treasury stock method
  using the higher of the
  end of the period market
  price or average market
  price                           66       35       66       35
                             _______  _______  _______  _______
                      TOTAL   11,485   11,485   11,509   11,509
                             =======  =======  =======
=======

Net income                   $ 7,175  $ 6,622  $14,066  $12,843
                             =======  =======  =======
=======
Earnings per common share
  and common share
  equivalent                 $   .60  $   .58  $  1.20  $  1.12
                             =======  =======  =======
=======

Note - Average shares outstanding were used for earnings per share amounts included in the Company's financial statements since the dilutive effect of the assumed conversion of preferred stock and stock options granted were less than 3%.
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